CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182308 on Form N-1A of our report dated February 24, 2025, relating to the financial statements and financial highlights of First Trust Dorsey Wright DALI 1 ETF, First Trust BuyWrite Income ETF, and First Trust Nasdaq BuyWrite Income ETF, each a series of First Trust Exchange-Traded Fund VI, appearing in Form N-CSR for First Trust Exchange-Traded Fund VI as of and for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “AIFM Directive Disclosures”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 29, 2025